Exhibit (a)(1)(xxii)

        AMENDED OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
7-ELEVEN, INC.
AT
$37.50 NET PER SHARE
BY
IYG HOLDING COMPANY
A WHOLLY OWNED SUBSIDIARY OF
SEVEN-ELEVEN JAPAN CO., LTD.

        THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 8, 2005, UNLESS THE AMENDED OFFER IS EXTENDED.

October 25, 2005

To Our Clients:

        Enclosed for your consideration are the Supplement, dated October 25, 2005 (the "Supplement"), to the Offer to Purchase, dated September 6, 2005, as previously amended by amendments to the Schedule TO filed by Seven-Eleven Japan Co., Ltd., a Japanese corporation ("Parent"), with the Securities and Exchange Commission (as so amended, the "Offer to Purchase"), and the related revised (purple) Letter of Transmittal (which, together with the original (blue) Letter of Transmittal, collectively constitute the "Amended Offer") in connection with the offer by IYG Holding Company, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Parent, to purchase all outstanding shares of common stock, par value $.0001 per share (the "Shares"), of 7-Eleven, Inc., a Texas corporation (the "Company"), other than Shares owned by Parent and its subsidiaries, at an increased purchase price of $37.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase, the Supplement and in the related revised (purple) Letter of Transmittal enclosed herewith. Also enclosed herewith is the amended Solicitation/Recommendation Statement filed by the Company with the Securities and Exchange Commission.

        We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed revised (purple) Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase, the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase, the Supplement and in the related revised (purple) Letter of Transmittal. Your attention is invited to the following:

          1.     The increased offer price is $37.50 per Share, net to you in cash, without interest.

          2.     The Amended Offer is being made for all Shares, other than Shares owned by Parent and its subsidiaries.

          3.     The Amended Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 8, 2005 (the "Expiration Date"), unless and until Purchaser shall have extended the period of time during which the Amended Offer is open, in which event the term

  "Expiration Date" shall mean the latest time and date at which the Amended Offer, as so extended by Purchaser, shall expire.

          4.     Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Amended Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the original (blue) Letter of Transmittal or the revised (purple) Letter of Transmittal, as the case may be.

        Please carefully read the Supplement, the Offer to Purchase, the revised (purple) Letter of Transmittal and the amended Solicitation/Recommendation Statement in their entirety before completing the enclosed instructions.

        The Amended Offer is conditioned upon, among other things, (1) the Minimum Condition (as defined in the Supplement) being satisfied, meaning there being validly tendered and not withdrawn a number of Shares which will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer, excluding, in each case, the Shares beneficially owned by Parent, Purchaser and certain other persons, as set forth in the Supplement and (2) the 90% Condition (as defined in the Supplement) being satisfied, meaning there being validly tendered and not withdrawn a sufficient number of Shares such that upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Parent will, directly or indirectly, own a number of Shares representing at least 90% of the Shares on a fully diluted basis (as defined in the "Introduction" of the Supplement). See "The Amended Offer—Section 11. Conditions to the Amended Offer" of the Supplement. The Minimum Condition is not waivable.

        The Amended Offer is made solely by the Supplement, the related revised (purple) Letter of Transmittal, the Offer to Purchase and the related original (blue) Letter of Transmittal, and is being made to all holders of Shares, other than Parent and its subsidiaries. Purchaser is not aware of any state where the making of the Amended Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Amended Offer or the acceptance of Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Amended Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Amended Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Amended Offer to be made by a licensed broker or dealer, the Amended Offer will be deemed to be made on behalf of Purchaser by Citigroup Global Markets Inc. in its capacity as Dealer Manager for the Amended Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        The Amended Offer is being made to all holders of Shares, other than Parent and its subsidiaries. The Amended Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Amended Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

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INSTRUCTIONS WITH RESPECT TO THE
AMENDED OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
7-ELEVEN, INC.
BY
IYG HOLDING COMPANY
A WHOLLY OWNED SUBSIDIARY OF
SEVEN-ELEVEN JAPAN CO., LTD.

        The undersigned acknowledge(s) receipt of your letter, the Supplement, dated October 25, 2005 (the "Supplement"), to the Offer to Purchase, dated September 6, 2005, as amended by amendments to the Schedule TO filed by Seven-Eleven Japan Co., Ltd., a Japanese corporation ("Parent"), with the Securities and Exchange Commission (as so amended, the "Offer to Purchase"), the related revised (purple) Letter of Transmittal and the amended Solicitation/Recommendation Statement of 7-Eleven, Inc., a Texas Corporation (the "Company") in connection with the offer by IYG Holding Company, a Delaware corporation and a wholly owned subsidiary of Parent, to purchase all outstanding shares of common stock, par value $.0001 per share (the "Shares"), of the Company, other than Shares owned by Parent and its subsidiaries, at an increased price of $37.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, the related original (blue) Letter of Transmittal, the Supplement and the related revised (purple) Letter of Transmittal.

        This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you or your nominee for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase, the related original (blue) Letter of Transmittal, the Supplement and the related revised (purple) Letter of Transmittal.

SIGN HERE

Number of Shares to Be Tendered:*

Account No.:

Dated:	, 2005
Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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